Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS

REVENUES INCREASE 29% TO $31.3 MILLION

EARNINGS PER SHARE OF $0.32

Bridgewater, MA — January 6, 2011 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $31.3 million for the quarter ended November 30, 2010.  This represents an increase of 29% compared to $24.3 million in the first fiscal quarter of last year.  Net income of $2.93 million increased 38% from $2.12 million in the prior year period. Net income in the prior year includes $274 thousand from discontinued operations. Earnings per diluted share of $0.32 in the first quarter of fiscal 2011 increased $0.08 from $0.24 per share in fiscal 2010.  Prior year earnings per share includes $0.03 from discontinued operations.

Peter R. Chase, Chairman and Chief Executive Officer commented: “We had a robust first quarter and did exceptionally well in comparison to the same period in the previous year, when certain market segments were still suffering from the economic downturn. As fiscal 2010 progressed our business made a strong recovery reaching new levels of success. With that in mind our outlook for the balance of 2011 is positive, but growth rates should be more modest compared to what we have seen in recent quarters. Plans for reinvestment, consolidation, increased product development and additional acquisitions remain active as we execute our long-term growth strategy.”

Revenue and profit in the first quarter of fiscal 2011 benefitted from the acquisitions completed in fiscal 2010.  Increased sales from CIM (acquired in September 2009) and the impact of sales from ServiWrap (acquired in December 2009) accounted for $2.7 million of the increase.  Additionally, Wire & Cable, Construction & Pipeline and Electronic Coatings product lines all saw revenue growth compared to the first fiscal quarter in the prior year.

Net income increased in the current quarter, despite, gross profit being negatively impacted by increased raw material costs as well unfavorable product mix compared to the prior year.

The Company’s balance sheet remains strong with cash on hand of $16.9 million and a current ratio of 2.5.  The Company’s $10 million line of credit is fully available while the balance of its unsecured term debt is $15.2 million.

The following table summarizes the Company’s financial results for the quarters ended November 30, 2010 and 2009.

	For the Three Months Ended
	November 30,
All figures in thousands, except per share figures	2010	2009
Revenues	$31,267	$24,264

Costs and Expenses

Costs of products and services sold	20,060	15,040
Selling, general and administrative expenses	6,588	6,359

Operating income	4,619	2,865

Other income (expense)	23	49

Income from continuing operations before income taxes	4,642	2,914

Income taxes	1,717	1,065

Income from continuing operations, net of taxes	2,925	1,849
Income from discontinued operations, net of taxes of $181	—	274

Net income	$2,925	$2,123

Net income available to common shareholders, per common and common equivalent share:
Continuing operations	$0.32	$0.20
Discontinued operations	—	$0.03
Net income per diluted share	$0.32	$0.24

Weighted average diluted shares outstanding	8,978	8,780

The sum of individual share amounts may not equal due to rounding

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.